Exhibit 99.1
NeoStem Announces Quarterly Results and Business Update
NEW YORK, Nov. 14, 2012 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE MKT:NBS) ("NeoStem" or the "Company") today announced third quarter results and provided a business update. NeoStem is emerging as a market leader in the fast growing cell therapy market. The Company's multifaceted business strategy combines a state-of-the-art contract development and manufacturing organization (CDMO) with a medically important cell therapy product development program providing for near- and long-term revenue growth opportunities.
Business Highlights
Revenues from continuing operations grew 98% for the nine months ended September 30, 2012 compared to the prior year period.
NeoStem is continuing to enroll patients into the PreSERVE Phase 2 clinical trial in the U.S. for post AMI (acute myocardial infarction) patients and anticipates completing enrollment in 2013 with 6 months initial data readout at the end of 2013. Peak annual worldwide sales of AMR-001 for this indication could be over $1 billion based upon anticipated market penetration of the qualified target patient population.
On November 13, 2012, NeoStem completed the divestiture of Erye, for which it received a total of $12,280,000 in cash and removes from the Company's balance sheet over $30 million in short and long-term debt obligations. Erye also returns 1,040,000 shares representing approximately 0.7% of the Company's outstanding common stock, 1,170,000 stock options representing approximately 5.1% of the Company's outstanding options and 640,000 warrants to purchase common stock held by Erye representing approximately 1.1% of the Company's outstanding warrants.
As of September 30, 2012, the Company had cash of $7.9 million (see reconciliation below) and has received an additional $12.0 million subsequent to September 30, 2012 from the sale of its ownership in Erye, equity transactions and warrant exercises. In October 2012, the Company completed the redemption of all outstanding shares of its Series E 7% Senior Convertible Preferred Stock.
Results of Continuing Operations for the Three Months and Nine Months Ended September 30, 2012
The Erye divestiture allows the Company to hone its focus on its cell therapy clinical development programs and the PCT CDMO commercial business. Continuing operations consist of the Company's cellular therapy business in the United States.
Revenues from continuing operations for the three and nine months ended September 30, 2012 were $4.4 million and $11.6 million, respectively, compared to $2.2 million and $5.8 million for the same periods in 2011. The increase in revenue, representing a 98% revenue growth for the nine months ended September 30, 2012 compared to the prior year period, was primarily driven by clinical service revenues in the Company's PCT subsidiary, and reflected an increased overall visibility and penetration of PCT into the cell therapy marketplace, along with a general increase in the development of autologous cell therapies in the United States due to enhanced investment and expanded marketing programs in 2011 and 2012.
PCT's industry role is to be a problem solver (consultant), implementation expert and cGMP manufacturing service provider from product discovery to commercialization for product developers. In its thirteen year history, PCT has supported over one hundred regenerative medicine companies and NeoStem anticipates growth in the United States and abroad by expansion into Europe.
Net loss from continuing operations attributable to NeoStem common shareholder interests for the three and nine months ended September 30, 2012 was $8.5 million and $23.5 million, respectively, or $0.06 and $0.18 per share, compared to $6.5 million and $26.7 million, or $0.07 and $0.32 per share for the three and nine months ended September 30, 2011. The Company's loss from continuing operations for the nine months ended September 30, 2012, excluding non-cash charges, was $15.6 million (see reconciliation below). Management believes the Erye divestiture should reduce legal and financial reporting cost going forward.
Summary
The opportunity for existing and new NeoStem shareholders is substantial. In the midst of global economic uncertainty, NeoStem has assembled a multifaceted business plan that can drive top revenue growth through its PCT CDMO business while investing in dynamic cell therapy development programs. The Company's service business and pipeline of proprietary cell therapy products work synergistically, giving NeoStem a competitive advantage that is unique in the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a dynamic patent and patent pending intellectual property portfolio, NeoStem is well-positioned for future success. Company management will continue to seek business opportunities that will strengthen the Company and looks forward to achieving success for its investors with the goal of achieving the level of one of the world's top tier biopharmaceutical companies.

GAAP to Non-GAAP Reconciliations
Nine Months Net Loss from Continuing Operations Excluding Non-Cash Charges Reconciliation
Loss from continuing operations	$(23,765,160)
Common stock, stock options and warrants issued	5,471,166
Depreciation and amortization	1,160,596
Amortization of preferred stock discount and issuance cost	1,195,217
Changes in fair value of derivative liability	(46,910)
Loss on disposal of assets	12,964
Bad debt expense	328,003
Net Loss from Continuing Operations Excluding Non-Cash Charges	$(15,644,124)

Cash as of September 30, 2012 Reconciliation
Cash and cash equivalents	$5,390,611
Cash held in escrow as security for the Series E 7% Convertible Preferred Stock	2,500,000
Cash as of September 30, 2012	$7,890,611

For more information on NeoStem, please visit www.neostem.com.
Forward-Looking Statements for NeoStem, Inc.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to successful completion of clinical trials, FDA approval and commercial launch of AMR-001 and other cell therapeutics under development, the size of the market for such products, the company's competitive position in such markets, the Company's ability to successfully penetrate such markets and the market for its CDMO business, the Company's ability to successfully grow its CDMO business, including expanding into Europe, the efficacy of protection from its patent portfolio of its cell therapy products under development, as well as the future of the cell therapeutics industry in general, including the rate at which such industry may grow. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including, but not limited to those matters described under the "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's other periodic filings with the Securities and Exchange Commission, all of which are available on its website. The Company does not undertake to update is forward-looking statements. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT:

Trout Group
Gitanjali Jain Ogawa, Vice President
Phone: +1-646-378-2949
Fax: +1-646-378-2949
Email: gogawa@troutgroup.com